Cahill Gordon & Reindel llp
32 Old Slip
New York, NY 10005

HELENE R. BANKS
ANIRUDH BANSAL
DAVID L. BARASH
LANDIS C. BEST
BRADLEY J. BONDI
BROCKTON B. BOSSON
JONATHAN BROWNSON *
JOYDEEP CHOUDHURI *
JAMES J. CLARK
CHRISTOPHER W. CLEMENT
LISA COLLIER
AYANO K. CREED
PRUE CRIDDLE ±
SEAN M. DAVIS
STUART G. DOWNING
ADAM M. DWORKIN
ANASTASIA EFIMOVA
JENNIFER B. EZRING
HELENA S. FRANCESCHI
JOAN MURTAGH FRANKEL
JONATHAN J. FRANKEL

ARIEL GOLDMAN
PATRICK GORDON
JASON M. HALL
STEPHEN HARPER
WILLIAM M. HARTNETT
NOLA B. HELLER
CRAIG M. HOROWITZ
DOUGLAS S. HOROWITZ
TIMOTHY B. HOWELL
DAVID G. JANUSZEWSKI
ELAI KATZ
JAKE KEAVENY
BRIAN S. KELLEHER
RICHARD KELLY
CHÉRIE R. KISER ‡
JOEL KURTZBERG
TED B. LACEY
MARC R. LASHBROOK
ALIZA R. LEVINE
JOEL H. LEVITIN
GEOFFREY E. LIEBMANN

TELEPHONE:  (212) 701-3000
WWW.CAHILL.COM
___________

1990 K STREET, N.W.
WASHINGTON, DC 20006-1181
(202) 862-8900

CAHILL GORDON & REINDEL (UK) LLP
20 FENCHURCH STREET
LONDON EC3M 3BY
+44 (0) 20 7920 9800
___________

WRITER’S DIRECT NUMBER

BRIAN T. MARKLEY
MEGHAN N. McDERMOTT
WILLIAM J. MILLER
EDWARD N. MOSS
NOAH B. NEWITZ
WARREN NEWTON §
DAVID R. OWEN
JOHN PAPACHRISTOS
LUIS R. PENALVER
KIMBERLY PETILLO-DÉCOSSARD
SHEILA C. RAMESH
MICHAEL W. REDDY
OLEG REZZY
THORN ROSENTHAL
TAMMY L. ROY
JONATHAN A. SCHAFFZIN
DARREN SILVER
JOSIAH M. SLOTNICK
RICHARD A. STIEGLITZ JR.
ROSS E. STURMAN
SUSANNA M. SUH

ANTHONY K. TAMA
JONATHAN D. THIER
JOHN A. TRIPODORO
GLENN J. WALDRIP, JR.
HERBERT S. WASHER
MICHAEL B. WEISS
DAVID WISHENGRAD
C. ANTHONY WOLFE
COREY WRIGHT
ELIZABETH M. YAHL
JOSHUA M. ZELIG

* ADMITTED AS A SOLICITOR IN
ENGLAND AND WALES ONLY
± ADMITTED AS A SOLICITOR IN
WESTERN AUSTRALIA ONLY
‡ ADMITTED IN DC ONLY
§ ADMITTED AS AN ATTORNEY
IN THE REPUBLIC OF SOUTH AFRICA
ONLY

January 28, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	NOVONIX Limited Registration Statement on Form 20-F (Registration No. 001-41208)

Dear Sir/Madam,

On behalf of our client, NOVONIX Limited (the “Company”), we hereby respectfully request that the effectiveness of the Company’s Registration Statement on Form 20-F (Registration No. 001-41208) be accelerated to 4:00 PM on Monday, January 31, 2022, or as soon thereafter as possible.

If you have any questions, please contact the undersigned by telephone at +1-212-701-3265 or via e-mail at kpetillo-decossard@cahill.com.

Respectfully,

By:	/s/ Kimberly C. Petillo-Décossard
Name: Kimberly C. Petillo-Décossard

Cc:	NOVONIX Limited Christopher Burns, Chief Executive Officer Nicholas Liveris, Chief Financial Officer Rashda Buttar, Senior Vice President & General Counsel